Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current, Vice President and CFO
517/372-9200

Neogen reports 29% revenue increase

LANSING, Mich., March 25, 2004 – Neogen Corporation (Nasdaq: NEOG) today announced that its third quarter revenues increased 29% to $14,717,000 from $11,403,000 in the prior year. For the first nine months of Neogen’s 2004 fiscal year, revenues have increased 14% to $40,196,000 from $35,158,000 in FY 2003.

Net income for the third quarter increased to $1,183,000 from $1,030,000 in the prior year’s comparable quarter. Adjusted for the December 5-for-4 stock split, net income per share was $0.14 in the third quarter compared to $0.13 for the same period of the prior year. Year to date, net income increased 15% to $4,028,000, or to $0.48 from $0.44 on a post-split, per-share basis.

The quarter is the 44th consecutive profitable quarter from operations for the Company, and the 49th quarter of the past 53 quarters to show increased revenues.

“Our solid third quarter results are further evidence of the operational strength throughout Neogen,” said James Herbert, Neogen’s president. “The quarter was a combination of growth in a number of our core products, and a great start for our recently acquired companies. We’re pleased with the performance of both Hacco and Hess & Clark in Neogen’s first full quarter of ownership.”

Neogen’s Animal Safety Division led the Company’s third quarter revenue increase, with revenues up 61% from $4,957,000 in FY 2003 to $7,976,000 in FY 2004. While the addition of Hacco’s rodenticides and Hess & Clark’s disinfectants accounted for the majority of the Animal Safety Division’s revenue gain, established products showed revenue increases of 12% in the third quarter. Sales of Neogen’s vaccine for equine botulism and AmVet veterinary pharmaceuticals experienced strong increases as they continued to gain market acceptance. Neogen’s veterinary instrument sales have been bolstered by continuing improvement in sales to veterinary retailers, including Tractor Supply Company, Orscheln’s, and Petsmart.

In the quarter, Neogen’s Food Safety Division again beat last year’s strong sales performance. The division recorded a 5% increase in the third quarter as compared to FY 2003, when the division recorded an overall 30% increase. Food Safety Division revenue increases were led by sales of test kits to detect genetically-modified organisms, food allergens, and Listeria. In the third quarter, Neogen shipped a substantial order of test kits to Brazil to detect soybeans that have been genetically modified to make them tolerant to Roundup® herbicides. Brazil is a leading exporter of soybeans to the European market, which demands assurances that the commodity is GMO-free.

“We are pleased to report that we were able to better last year’s outstanding revenue performance in the third quarter, and we believe we can achieve greater sales growth in future quarters,” said Lon Bohannon, Neogen’s chief operating officer. “Sales increases in certain Food Safety products, such as food allergen and GMO test kits, were up significantly during the quarter, and we are excited about additional growth opportunities for our Food Safety Division.”

Neogen’s tests to detect food allergens continued their market growth, with sales increasing 33% for the first nine months of the fiscal year. Proposed food allergen labeling legislation being considered by Congress points to increased regulatory activity on food allergens.

In March, Neogen’s board and management took action to consolidate the Company’s Chicago Ideal Instruments operations into existing operations in Lansing, Mich., and Lexington, Ky. The consolidation is expected to be completed prior to Neogen’s year end on May 31. Ideal’s inventories of finished goods, packaging, shipping, and customer service will be relocated to Neogen’s Lexington operations. Ideal’s engineering, manufacturing, and quality control operations will be transferred to the Company’s Lansing facilities.

“Obviously, consolidating operations is an extremely difficult decision,” said Richard Current, Neogen’s chief financial officer. “But, the move will greatly improve logistics, reduce costs, and provide us with an even firmer financial footing as we move forward. The states of Michigan and Kentucky have been very helpful in providing economic incentives to assist us in streamlining our current operations and accommodating our future growth.”

Neogen is expected to incur a onetime charge to operations of $0.03 to $0.05 per share in the fourth quarter related to the consolidation of Ideal operations. Going forward, the Company expects to realize savings of $0.04 to $0.06 per share per year as a result of the consolidation.

In December, Neogen announced that its Board of Directors approved a 5-for-4 stock split. With the split, shareholders of record on Dec. 22, 2003, received one additional share of stock for each four shares held. The stock split was effected in the form of a stock dividend that was paid in newly issued common stock on Dec. 31, 2003. As of Dec. 15, 2003, Neogen had 6,400,000 shares of common stock outstanding. After the stock split, the Company had 8,000,000 shares of common stock outstanding.

Neogen Corporation develops and markets products dedicated to food and animal safety. The Company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(Dollars in thousands, except for per share)

	Quarter ended Feb. 29		9 months ended Feb. 29
	2004	2003	2004	2003
Revenue(1)
Food Safety	$6,741	$6,446	$20,769	$19,608
Animal Safety	7,976	4,957	19,427	15,550

Total revenue	14,717	11,403	40,196	35,158
Cost of sales	7,791	5,361	20,007	16,006

Gross margin	6,926	6,042	20,189	19,152
Other expenses
Sales & marketing	3,001	2,957	8,727	8,903
Administrative	1,368	1,049	3,423	3,141
Research & development	792	621	2,120	2,118

Total other expenses	5,161	4,627	14,270	14,162

Operating income	1,765	1,415	5,919	4,990
Other revenue (expense)	(23)	115	149	364

Income before tax	1,742	1,530	6,068	5,354
Income tax	559	500	2,040	1,848

Net income	$1,183	$1,030	$4,028	$3,506
Net income per diluted share(2)	$0.14	$0.13	$0.48	$0.44

Other information:
Shares to calculate per share(2)	8,512	7,983	8,345	7,960
Depreciation & amortization	$308	$320	$926	$945
Interest expense	32	—	32	—
Gross margin (% of sales)	47.1%	53.0%	50.2%	54.5%
Operating income (% of sales)	12.0%	12.4%	14.7%	14.2%
Revenue increase vs. FY 2003	29.1%		14.3%
Net income increase vs. FY 2003	14.9%		14.9%

(1)	2003 revenues have been revised from amounts previously reported to conform with 2003 classifications that include shipping charges to customers as revenues
(2)	Reflects effect of Dec. 31, 2003, 5-for-4 stock split

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Feb. 29 2004	May 31 2003
Assets
Current assets
Cash & investments	$1,597	$8,897
Accounts receivable	9,533	7,499
Inventory	12,445	9,840
Other current assets	2,069	1,735

Total current assets	25,644	27,971
Property & equipment	10,375	4,640
Goodwill & other assets	22,308	15,425

Total assets	$58,327	$48,036

Liabilities & Stockholders’ Equity
Current liabilities	$6,333	$5,763
Long-term line of credit	4,600	—
Other long-term liabilities	859	871
Stockholders’ equity—shares outstanding 8,008 in Feb. & 7,750 in May(2)	46,535	41,402

Total liabilities & stockholders’ equity	$58,327	$48,036

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

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